Exhibit 99.1

NATIONAL HOME HEALTH CARE CORP.
AMENDS MERGER AGREEMENT

        Scarsdale, New York, April 3, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that it had entered into an amendment to the Agreement and Plan of Merger between NHHC and affiliates of Angelo Gordon & Co. previously announced. The amendment provides for the elimination of the payment of expenses in the event of the acceptance of a Superior Proposal and increases the amount of time during which NHHC’s Board of Directors and Special Committee may consider an acquisition proposal from a third party from 5 business days to 10 business days.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.